EXHIBIT 99.1
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May 12, 2006
First Financial Bancorp Signs Definitive Agreements
Update On Previously Announced Branch Divestiture
HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced that its subsidiary, First Financial Bank, N.A., has signed definitive agreements to sell five branches in Central Indiana and Michigan. The sales are subject to regulatory approval.
Central Indiana: First Financial will sell three of its Central Indiana banking offices to Mutual Federal Savings Bank, a subsidiary of MutualFirst Financial, Inc. (Nasdaq: MFSF) of Muncie, Indiana. In an earlier release on April 24, 2006, First Financial had said that it intended to close branches at 1307 North Cass Street, Wabash, Indiana; 1810 East Center Street, Warsaw, Indiana,
and 870 East Washington Street, Winchester, Indiana.
Mutual Federal has a reputation as an outstanding financial institution with a tradition of high-level customer care. Prior to the sale, affected customers will receive additional information by mail about any changes to their accounts. Upon completion of the sale, the customers of these three branches will have access to other Mutual Federal Savings Bank locations in the local area.
Michigan: First Financial has signed a definitive agreement to sell its two branches in Michigan to Chemical Bank, a subsidiary of Chemical Financial Corporation, Midland, Michigan. First Financial Bancorp had announced on April 24, 2006, that it intended to sell these branches at 241 West State Street, Hastings, Michigan, and 12850 West M-179 Highway, Wayland, Michigan.
Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. Chemical Bank is the single subsidiary of the $3.74 billion company that has 124 banking offices in 32 counties in the lower peninsula of Michigan. Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC.
These transactions are expected to close in the third quarter of 2006. The combined after-tax gain on the sale of $60 million in deposits and $77 million in loans is estimated to be approximately $5 million or $0.13 per share and will be recognized when the transactions are completed.
Sandler O’Neill & Partners, L.P. assisted First Financial in the transaction.
This release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, any regulatory restrictions or delays in the transaction, the strength of the local economies in which the branches are operated, and interest rates. For a further discussion of these and other factors, please read First Financial Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005, and other public documents filed by it with the SEC. These documents are available on the investor relations section of First Financial Bancorp’s web site at www.ffbc-oh.com and the SEC’s website at www.sec.gov.
First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-979-5770
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-979-5797
cheryl.lipp@comfirst.com

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